Exhibit 10.29
AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT – RETENTION
(TIME-VESTING)

American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), hereby grants restricted share units relating to Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Grantee named below. Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Restricted Share Unit Agreement (together, the “Agreement”), and in the Company’s 2021 Equity Incentive Plan (as further amended from time to time, the “Plan”).

Grantee Name: __________

Grant Date: ________________

Vesting Start Date: _________________

Number of Restricted Share Units granted: _____________

Vesting Schedule: The restricted share units will vest on the third anniversary of the Vesting Start Date, subject to the Grantee’s continued Service through the vesting date, in an amount of units (rounded down to the nearest whole unit)
By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this or Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
Name:
Title:

This is not a share certificate or a negotiable instrument.

AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT – RETENTION
(TIME-VESTING)

Restricted Share Units
This Agreement evidences an award of restricted share units in the number set forth on the cover sheet, which are subject to the vesting and other terms and conditions set forth in the Agreement and in the Plan (the “Restricted Share Units”).

Restricted Share Units Transferability	Except to the extent the Plan, Applicable Law, and the Committee permit transfer to a Family Member, your Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things in contravention of the prior sentence, you will immediately forfeit your Restricted Share Units.
Vesting
Your Restricted Share Units will vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement, subject to your continued Service through each vesting date.
Notwithstanding the Vesting Schedule set forth on the cover sheet, if your Service is terminated because of your death or Disability, your Restricted Share Units will become 100% vested upon such termination of Service.

Change in Control
Notwithstanding the Vesting Schedule set forth on the cover sheet, your Restricted Share Units will accelerate if so provided in Section 17.3 and 17.4 of the Plan in the event of a Change in Control.
For purposes of this Agreement, “Change in Control” will have the same meaning as defined in the Plan; provided, however, that in no event will a Change in Control be deemed to have occurred under Section 17.3 or 17.4 of the Plan if the Company is merged or consolidated with an Affiliate, even if the Company’s shareholders hold less than 50% of the combined voting power of the voting securities of the Company in the surviving entity.

Forfeiture of Restricted Share Units
In the event that your Service terminates for any reason (except in the limited cases of death or Disability as described above), you will forfeit to the Company all of the Common Shares subject to this grant that have not yet vested.
In the event you should take actions in violation or breach of the covenants set forth on Exhibit A, the Company has the right to cause an immediate forfeiture of (i) the Restricted Share Units related to this Agreement, including vested Restricted Share Units that have not yet settled (ii) any Common Shares you own that were received upon settlement of Restricted Share Units under this Agreement if the vesting of such Restricted Share Units was within one year of the breach, and (iii) any proceeds received by you upon the sale of any Common Shares received upon settlement of Restricted Share Units under this Agreement if the vesting of such Restricted Share Units was within one year of the breach.

Leaves of Absence
For purposes of these Restricted Share Units, your Service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for these purposes and when your Service terminates for all purposes under the Plan.

Delivery	In the event you become vested in all or a portion of the Restricted Share Units under this Agreement, the Restricted Share Units shall be settled by delivery of the Common Shares in respect of each Restricted Share Unit as soon as administratively practicable following the date the Restricted Share Units vest pursuant to the Vesting Schedule set forth on the cover sheet of this Agreement or pursuant to the accelerated vesting provisions under this Agreement, but in no event later than thirty (30) days after the applicable vesting date.
Evidence of Issuance	The issuance of the Common Shares with respect to the Restricted Share Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.
Withholding
In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to this grant of Restricted Share Units, the issuance of Common Shares with respect to this grant, or the payment of dividends, the Company will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Common Shares to be delivered in connection with the Restricted Share Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company, or (iv) withhold the delivery of vested Common Shares otherwise deliverable under this Agreement to meet such obligations; provided that the Common Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Retention Rights	The Agreement and the grant of the Restricted Shares Units do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any Affiliate, the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.
Shareholder Rights
You have no rights as a shareholder of the Company with respect to the Restricted Share Units unless and until the Common Shares relating to the Restricted Share Units have been issued and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company’s books.
Notwithstanding the foregoing, you shall be entitled to receive Dividend Equivalents in respect of each Restricted Share Unit. Specifically, if the Company declares a regular cash dividend on the Common Shares during any period, you shall be entitled to receive Dividend Equivalents in an amount equal to the number of Restricted Share Units held on the record date for such dividend multiplied by the amount of the cash dividend per Common Share declared, as if you had held a number of Common Shares equal to the number of Restricted Share Units of the dividend record date. Any such Dividend Equivalents relating to your Restricted Share Units shall be payable in cash at the same time as the Common Shares underlying the Restricted Share Units, less applicable withholding taxes.
The Restricted Share Units will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Clawback
The Restricted Share Units are subject to mandatory repayment by you to the Company to the extent you are, or in the future become, subject to (i) the Company’s Executive Officer Performance-Based Compensation Recovery Policy, as may be amended, or any similar policy effective as of the Grant Date, (ii) any other Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, or regulation, or (iii) any law, rule, or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule, or regulation.

Applicable Law	The validity and construction of the Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive laws of any other jurisdiction.
The Plan
The text of the Plan is incorporated into the Agreement.
Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.
The Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Share Units. Any prior agreements, commitments, or negotiations concerning the Restricted Share Units are superseded except to the extent such agreement expressly provides that it supersedes the terms of this Agreement.

Data Privacy
To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in the Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information, and any other information that the Company deems appropriate to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights	The grant of Restricted Share Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Restricted Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.
Code Section 409A	The grant of Restricted Share Units under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.
Attachment

EXHIBIT A

(a)Acknowledgement. You understand and agree that you occupy a position of trust and confidence with respect to the Company’s business affairs, and that you will be privy to non-public information relating to the Company and its affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; tenant lists; the identity of potential business partners; marketing plans; financial and technical information; other information generally regarded as confidential and proprietary; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). You agree that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its affiliates, and to protect the Company and its affiliates against harmful competition, harmful solicitation of employees, and other actions by you based on your special knowledge acquired during employment that would result in serious adverse consequences for the Company and its affiliates. Accordingly, in consideration of the Company providing the award set forth in this Agreement, you agree to be bound by the terms of this Agreement, including this Exhibit A. But for your agreement to these provisions, the Company would not be granting you the award set forth in this Agreement.
(b)Non-Solicitation of Employees, Consultants, and Advisors. From the date of this Agreement until twenty-four (24) months following the termination of your employment (regardless of the reason for the termination), you shall not, directly or indirectly, other than as an employee of and for the benefit of the Company or its affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its affiliates or engaged by the Company or its affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to your action) to terminate or refrain from continuing such employment or engagement.
(c)Non-Competition. From the date of this Agreement until twelve (12) months following the termination of your employment (unless you were terminated by the Company without Cause), you shall not directly or indirectly have any equity interest in, manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with any person or entity whose primary and principal business activity is the conduct of the Business. For purposes of this Agreement, “Business” shall mean the ownership, management, leasing, acquisition, renovation and/or development of single-family homes for rent in the United States. Notwithstanding the foregoing, you may own, as a passive investor, securities of any publicly-traded entity, so long as your direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and you are not a controlling person of, or a member of a group that controls, such entity. This paragraph (c) shall not apply to persons employed by the Company in California and shall not restrict lawyers from the practice of law.
(d)Remedies. The remedies set forth in this Agreement in the section “Forfeiture of Restricted Share Units” shall be the sole remedies under this Agreement with respect to a breach of the covenants in this Exhibit A.
(e)Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Agreement is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then you and the Company agree that, because each of your obligations in this Agreement is a separate and independent covenant, any unenforceable obligation shall be severed, and all remaining obligations shall be enforced.

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